UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2018

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36366	46-1119100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607
(Address of principal executive offices, including Zip Code)

(813) 579-6213

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark weather the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

See the information set forth in Item 2.03 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 23, 2018, 1347 Property Insurance Holdings, Inc. and its wholly-owned subsidiary Maison Managers, Inc. (collectively, the “Borrowers”) executed a $5 million Commercial Business Loan Agreement and related Promissory Note (collectively, the “Loan Agreement”) with Hancock Bank, a trade name for Whitney Bank (the “Lender”).

The Loan Agreement provides for a revolving line of credit of $5 million. The line of credit will expire on April 19, 2019, or such earlier date on which the line of credit shall have been terminated in accordance with the provisions of the Loan Agreement. Proceeds of borrowings under the Loan Agreement may be used to support working capital. The line of credit is secured by all accounts, equipment and general intangibles of the Borrowers, and all proceeds thereof.

Borrowings under the Loan Agreement shall bear interest at a rate per annum equal to one-month LIBOR plus a margin of 3.00%. The line of credit is to be repaid in monthly payments of interest only, with all principal and interest to be payable in full at maturity.

The Loan Agreement contains certain restrictive covenants customary for transactions of this type (subject to negotiated exceptions and baskets), including restrictions on liens, indebtedness, loans and guarantees, acquisitions and mergers, sales of assets, and stock repurchases. In addition, during the term of the Loan Agreement, the Borrowers are required to maintain (a) a maximum Premium/Surplus Ratio of Maison Insurance Company of 3.00 to 1.00, and (b) a minimum Demotech rating of Maison Insurance Company of “A” at all times.

The Loan Agreement also provides for customary events of default with corresponding grace periods, including: (1) failure to pay principal, interest or fees under the Loan Agreement when due and payable; (2) failure to comply with other covenants and agreements contained in the Loan Agreement; (3) the making of false or materially inaccurate representations and warranties; (4) certain defaults under other debt obligations of the Borrowers; (5) money judgments, material adverse changes or events regarding the validity of the Loan Agreement or other loan documents; (6) a change in control; and (7) certain events of bankruptcy or insolvency affecting the Borrowers. Upon the occurrence of an event of default, the Lender may declare the entire unpaid principal balance and accrued unpaid interest immediately due and payable and/or exercise any and all remedial and other rights under the Loan Agreement.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Commercial Business Loan Agreement and related Promissory Note, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Commercial Business Loan Agreement for Term Loans and Lines of Credit, executed April 23, 2018, by and among Hancock Bank, as Lender, and 1347 Property Insurance Holdings, Inc. and Maison Managers, Inc., as Borrowers.

10.2	Promissory Note, executed April 23, 2018, by and among Hancock Bank, as Lender, and 1347 Property Insurance Holdings, Inc. and Maison Managers, Inc., as Borrowers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2018

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill
John S. Hill
Chief Financial Officer